Exhibit 10.10

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is executed as of this January 1, 2015 by and between Exar Corporation (the “Company”) and Todd Smathers (“Employee”).

RECITALS

WHEREAS, Smathers desires finally to compromise, settle and discharge all claims, controversies, demands, actions or causes of action which he may have or claim to have against EXAR arising out of his employment agreement with EXAR.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the promises, mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.     Termination. Smathers’ employment with EXAR is hereby terminated, effective January 1, 2015 (the “Termination Date”).

1.     Accrued Salary and Vacation. On the Termination Date, EXAR will pay Smathers all accrued salary, and all accrued and unused vacation earned through the Termination Date, subject to standard deductions and withholdings. Smathers is entitled to such a payment upon the cessation of his employment, regardless of whether or not he signs this Agreement.

2.     Other Compensation and Benefits. Except as expressly provided for in this Agreement, Smathers will not receive any other compensation or benefits.

(a)

Base Salary. Upon execution of this Agreement, Smathers shall receive a payment of $150,000, subject to standard deductions and withholdings. This payment shall be paid in equal installments, beginning with the first payroll after the Termination Date, in accordance with the Company’s normal payroll practices then in effect over a period of six (6) consecutive months.

(b)

Medical Coverage. Smathers shall have the option to convert and continue medical and dental insurance for himself and his eligible dependents after the Termination Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company shall pay the cost of Smathers’ premiums to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for Smathers (and, if applicable, Smathers’ eligible dependents) as in effect immediately prior to the Termination Date, for a period of six months, commencing on the Termination Date.

(c)

Notice Period. From the date hereof through January 1, 2015 (“the “Notice Period”), Smathers will remain a full time, regular employee of the Company and continue to receive his current base salary and benefits. Smathers will fulfill his duties in a professional and timely manner, as is expected of a member of senior management, and remain subject to all Company policies.

(d)

Consulting Services. Immediately following the Termination Date, and upon acceptance of this Agreement, Smathers will be converted to an independent consultant for a period of up to twelve (12) months. Smathers’ outstanding equity awards granted by EXAR, to the extent subject to time-based vesting, will continue to vest during the consulting period.

(e)

Extended Exercise Period. Smathers will have one year from the conclusion of the consulting services period to exercise any stock options that are vested as of the end of the consulting period (subject, however, to earlier termination of the option upon its original expiration date or in connection with a change in control of EXAR as provided in the applicable option documentation)..

3.     Proprietary Information. Smathers acknowledges that he will continue to abide by the obligations under his proprietary information agreement, including but not limited to, his obligation to refrain from unauthorized use or disclosure of EXAR’s proprietary information. A copy of that agreement is attached hereto as Exhibit A.

4.     Property. Smathers hereby represents and warrants to EXAR that by the Termination Date, he will return to EXAR all EXAR documents (and all copies thereof) and other EXAR property which he has had in his possession at any time, including, but not limited to, EXAR files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, laptops and phones; and any materials of any kind which contain or embody any proprietary or confidential information of EXAR (and all reproductions thereof) (“EXAR Property”).

5.     Non-disparagement. Smathers agrees that he will not disparage EXAR in any manner likely to be harmful to the business, its products, potential products, or the personal or business reputation of EXAR’s directors, shareholders or employees.

6.     Confidentiality. The provisions of this Agreement shall be held in strictest confidence by Smathers and EXAR and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Smathers may disclose this Agreement to his immediate family; (b) Smathers and EXAR may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) EXAR may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) Smathers and EXAR may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

7.     Release of Claims. Smathers hereby releases, acquits and forever discharges EXAR, its officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, or potential claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Termination Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with Smathers’ employment with EXAR or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in EXAR, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state, or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment & Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Effective January 1, 2015, the Company will release, acquit and forever discharge Smathers of and from any and all claims, or potential claims, liabilities, demands, causes of action costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to Smathers’ Employment with EXAR except claims or potential claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law , equity, or otherwise, in any way related to acts of fraud, willful misconduct and gross negligence.

8.     ADEA Waiver. Smathers acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended. He also acknowledges that the consideration given for the waiver in the above paragraph is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing, as required by the ADEA that: (a) this waiver and release do not apply to any claims that may arise after the Termination Date of this Agreement; (b) he has the right to consult with an attorney prior to executing this Agreement; (c) he has twenty-one (21) days within which to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (d) he has seven (7) days following the execution to this Agreement to revoke the Agreement; (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by Smathers , provided that EXAR has also signed the Agreement by that date (“Effective Date”). If Smathers revokes the Agreement within seven days provided for by this paragraph, he agrees to return to or reimburse EXAR all consideration provided to him by EXAR under this Agreement.

9.     Section 1542 Waiver. In granting the releases herein, Smathers acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by his or her must have materially affected his or her settlement with the debtor.

The parties fully understand that if the facts upon which this Agreement is given are found hereafter to be other than or different from the facts now believed to be true, the parties expressly accept and assume the risk of such possible difference in facts and agree that this Agreement shall be and remain effective notwithstanding any such differences in facts. The parties hereby expressly agree that this Agreement shall extend to and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

10.     References. Smathers agrees to refer all inquiries from prospective employers to EXAR’s Vice President, Human Resources.

11.     Entire Agreement. This Agreement, including Exhibit A constitutes the complete, final and exclusive embodiment of the entire agreement between Smathers and EXAR with respect to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representation of any party other than those expressly contained herein and it supersedes any other such promises, warranties or representations. Smathers acknowledges that he has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by an attorney, and signed the same of his own free will. This Agreement may not be amended or modified except in a writing signed by both Smathers and a duly authorized officer of EXAR.

12.     No Admissions. It is understood and agreed by Smathers and EXAR that this Agreement represents a compromise settlement of various matters, that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to other party or to any other person, and that neither party makes any such admission.

13.     Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

14.     Non-Solicitation: Smathers agrees that for one year following the Termination Date he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

15.     Severability. Should any provision herein be in any respect declared invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the enforceability of the other provisions of this Agreement, which shall remain in full force and effect, and be interpreted as though such invalid, illegal or unenforceable provision were not a part thereof, except that if any of the release provisions of this Agreement are found to be unenforceable, then the party in whose favor those release provisions were to apply shall have the option to declare the entire Agreement null and void. If any party declares this Agreement null and void as to it pursuant to this section, each other party shall also have the option of declaring the Agreement null and void as to it or him.

16.     Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of his duties under this Agreement, Smathers agrees not to delegate the performance of his duties under this Agreement.

17.     Dispute Resolution / Attorneys’ Fees. The parties and signatories hereto represent that they have had an opportunity to be represented by counsel of their own choosing in the negotiations for and preparation of this Agreement, that they did in fact thoroughly discuss all aspects of this Agreement with their respective counsel, that they have carefully and fully read this Agreement, and that they freely and voluntarily enter into it. Accordingly, the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be utilized in the interpretation of this Agreement.

Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. This arbitration shall be held in Alameda County. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such action shall be entitled to reimbursement of its attorneys’ fees and all other costs that may be incurred.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

LOUIS DINARDO	TODD SMATHERS
PRESIDENT & CEO	SR VP, Operations

By:	By:

Dated:	Dated: